Exhibit 99.4

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Andrew Mathias

Chief Investment Officer

(212) 594-2700

SL Green Announces Sale of Two Midtown Office Properties

NEW YORK, NY – April 25, 2006 – SL Green Realty Corp. (NYSE:SLG) announced today that it has entered into an agreement to sell two non-core midtown office properties for a total of $63 million, or approximately $420 per square foot, to Kenneth Aschendorf and Berndt Perl of APF Properties. At closing, which is anticipated by the 2nd quarter of 2006, the company expects to recognize a gain in excess $30 million.

The properties are located at 286 Madison Avenue and 290 Madison Avenue, in the vicinity of Grand Central Station. The former is a 22-story, 112,000-square-foot tower facing on 40th Street, while the other is a six-story building with approximately 37,000 rentable square feet. The buildings are 99.8% and 100% leased, respectively.

Andrew Mathias, Chief Investment Officer for SL Green, stated, “We continue to look for opportunities to realize gains on our non-core investments and recycle capital into high-quality properties that we believe will deliver superior growth. This sale was timed to take advantage of the continued strength of property pricing in the Grand Central submarket.”

Richard Baxter and Ron Cohen of Cushman & Wakefield acted as exclusive agents for SL Green.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of March 31, 2006, the Company owned 29 office properties totaling 18.6 million square feet. SL Green’s retail space ownership totals 219,200 square feet at seven properties. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.